UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Virtusa Corporation

(Name of Registrant as Specified In Its Charter)

New Mountain Vantage LO, L.P.

New Mountain Vantage Focus, L.P.

New Mountain Vantage (California) II, L.P.

New Mountain Vantage, L.P.

New Mountain Vantage Co-Invest II, L.P.

New Mountain Vantage GP, L.L.C.

New Mountain Vantage Advisers, L.L.C.

Ramakrishna Prasad Chintamaneni

Patricia B. Morrison

Michael J. Baresich

Chad Fauser

Nadia Shouraboura

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This filing contains a press release issued on August 5, 2020 by New Mountain Vantage.

New Mountain Vantage Files Preliminary Proxy Statement

for 2020 Annual Meeting of Virtusa Stockholders

Highlights Continued Corporate Governance Problems at Virtusa

Urges Stockholders to Hold the Board and Management Accountable

NEW YORK, August 5, 2020 / PRNewswire / — In connection with the filing of its preliminary proxy statement relating to the 2020 Annual Meeting of Stockholders of Virtusa Corporation (“Virtusa” or the “Company”), New Mountain Vantage Advisers, L.L.C. (“NMV”), which manages funds that hold a collective economic ownership interest equivalent to approximately 11% of the Company’s outstanding common stock, issued the following statement:

The actions recently taken by Virtusa and its Board represent the Company’s continued history of poor corporate governance and underscore the immediate need for additional stockholder representation on the Board.

Engagement With New Mountain Vantage

New Mountain Vantage approached Virtusa with the sincere goal of helping the Company finally achieve the long-stated goals of “profitable revenue growth,” “mid-teens margins” and “revenue diversification.” We proposed that Virtusa add two highly qualified directors with the requisite skill sets and backgrounds to help drive improvement to Virtusa’s execution and capital allocation, as well as add much needed accountability in the Boardroom given the Company’s history of underperformance. After a series of discussions, Virtusa’s Board was faced with the first major decision: whether to i) work constructively with an 11% economic holder on Board refreshment or ii) support the CEO/Chairman’s desire to maintain the status quo—a lack of management accountability which has resulted in substantial compensation to senior executives but, unfortunately for stockholders, years of underperformance due to capital allocation missteps and unfulfilled promises on margin expansion and revenue diversification goals.

Unfortunately, in the midst of discussions with its second largest stockholder, the Board made its choice—it rushed to add a new director handpicked by the Company with similar IT Services experience as one of NMV’s nominees, Prasad Chintamaneni. The Company has tried to cast this appointment as part of its normal Board “refreshment” process, but it is apparent that it was not until NMV surfaced with its case for change and accountability, that the Board thought it necessary to take action. While the Company’s preliminary proxy touts its in-depth vetting process, the Company does not explain that, during all of fiscal 2020, the Nominating and Corporate Governance Committee met on only two occasions, which hardly seems like a Board focused on meaningful refreshment.

Size of Board; Mandatory Retirement Policy

On August 3rd, in conjunction with the filing of its preliminary proxy statement, Virtusa’s Board was again faced with a choice: whether to i) run a fair, equal and democratic process for the three Class I directors up for election this year, or ii) shrink the Board by a seat, thereby depriving stockholders of their right to bring accountability into the Boardroom by voting on NMV’s full slate of highly-qualified directors. Unfortunately, Virtusa’s Board once again chose the path that was not in the best interests of all stockholders.

In its preliminary proxy statement, which was filed on Monday, Virtusa announced that William K. O’Brien would not be nominated for re-election to the Board pursuant to the Company’s purported age limitation policy. In connection with this announcement, the Board also appears to have been reduced in size from ten to nine members. We have a host of concerns with this latest announcement, including that:

•

As recently as its earnings call last week, the Company stated that it is actively seeking to add an additional member of the Board. Shrinking the size of the Board just prior to the annual meeting, only to increase it again after the meeting, has the singular effect of preventing stockholders from voting on the Board-chosen director. Even more troubling, it has the effect of preventing stockholders from voting on one of the three highly-qualified candidates that NMV has nominated. Worse yet, based on the requirements of the Company’s charter, the Board’s hand-picked director will be placed in Class I, thereby ensuring a term of three years before stockholders have an opportunity to vote on this candidate. Here, again, the Board had a choice—to follow sound corporate governance practices by moving another director into Class I given Mr. O’Brien’s pending retirement, or to take advantage of the newly enforced mandatory retirement policy to shrink the number of directors up for election this year. Unfortunately, the Board chose to once again not act in the best interest of all stockholders and has proposed that only two directors will stand for election at the 2020 annual meeting;

•

The age limitation policy cited in the Company’s preliminary proxy statement is neither available on the Company’s website nor mentioned in any previous proxy statement filed by the Company. To the contrary, the Company’s website includes a Policy Governing Director Qualifications and Nominations, which makes no mention of any age limit for directors. We therefore call on the Company to immediately make a copy of this purported policy available on its website and to immediately inform stockholders how a policy that impacts multiple members of the Board between this year’s and next year’s annual meeting has never been publicly disclosed; and

•

To the extent that this age limitation policy exists, Virtusa has not uniformly applied it. Mr. O’Brien last stood for re-election to the Board at the 2017 annual meeting of stockholders. According to the Company’s proxy statement, Mr. O’Brien was 72 years old at the time. Notwithstanding his age and the purported policy that prohibits directors from standing for re-election once they are at least 72 years old, Mr. O’Brien was nominated for re-election to the Board at the 2017 annual meeting. The Company did not disclose that Mr. O’Brien was granted a waiver of the age limitation policy or the factors that caused the Board to grant the waiver. In fact, the Company’s proxy statement makes no mention of this purported age limitation policy at all. In addition, Martin Trust served on the Virtusa Board well into his 80s and not once did Virtusa disclose that he was subject to, or received a waiver under, an age limitation policy. We call on the Company to immediately clarify the circumstances surrounding the re-election of Mr. O’Brien to the Board at the 2017 annual meeting, and the re-election of Mr. Trust after he reached the age of 72, including an explanation as to why the purported age limitation policy was not enforced.

From a staggered board of directors and the inability for stockholders to call special meetings or act by written consent, to a lack of separation of the Chairman and Chief Executive Officer, to inadequate diversity on the Board, Virtusa has a long history of poor corporate governance.

Virtusa’s latest actions are simply a continuation of the past. The Company’s approach to corporate governance has led to a complete lack of accountability, which in turn has resulted in margins that are ~50% below the relevant IT Services peer average, revenue diversification that is effectively unchanged since 2015 and, most importantly, returns to stockholders that ranked in the bottom tenth percentile versus the Company’s peer group in the five year period ending on June 15, 2020, the day before NMV submitted its nomination notice.1 If Virtusa’s poor corporate governance is allowed to continue, so too will its poor performance.

We continue to believe in the long-term potential of Virtusa. However, that long-term potential can only be realized by a change in the status quo, starting in the Board room. We urge our fellow stockholders to send a clear message to the Company that the status quo can no longer continue.

Willkie Farr & Gallagher LLP is acting as legal counsel to NMV and Harkins Kovler, LLC is acting as proxy solicitor.

IMPORTANT INFORMATION

On August 5, 2020, New Mountain Vantage Advisers, L.L.C. filed a preliminary proxy statement (the “Preliminary Proxy Statement”) with the U.S. Securities and Exchange Commission (“SEC”) to solicit proxies from stockholders of Virtusa Corporation (the “Company”) for use at the Company’s 2020 annual meeting of stockholders. NEW MOUNTAIN VANTAGE STRONGLY ADVISES ALL STOCKHOLDERS OF THE COMPANY TO READ THE PRELIMINARY PROXY STATEMENT AND THE DEFINITIVE PROXY STATEMENT (WHEN IT BECOMES AVAILABLE) AND ANY OTHER DOCUMENTS TO BE FILED WITH THE SEC, WHEN THEY BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. THE PRELIMINARY PROXY STATEMENT ALSO INCLUDES INFORMATION ABOUT THE IDENTITY OF THE PARTICIPANTS IN THE NEW MOUNTAIN VANTAGE SOLICITATION AND A DESCRIPTION OF THEIR DIRECT OR INDIRECT INTERESTS THEREIN. All the foregoing documents, when filed, will be available at no charge on the SEC’s website at http://www.sec.gov and will also be available, without charge, on request from New Mountain Vantage’s proxy solicitor, Harkins Kovler, LLC at (800) 326-5997 or via email at VRTU@HarkinsKovler.com.

About New Mountain Vantage

New Mountain Vantage manages concentrated public equity portfolios, both long-only and long/short. Vantage began investing in 2006 with a focus on corporate governance and selective engagement since inception.

Dan Riley is the Portfolio Manager of New Mountain Vantage and began his career at NMC in 2002. Chad Fauser is Head of Engagement for Vantage and joined in 2018 and was previously a Partner at Trian Partners.

[1]	Software & Services (4510 GICS) companies within the Russell 3000 index. Relevant five-year period is June 15, 2015 through June 15, 2020.

Media Contact:

Will Braun

Abernathy MacGregor for New Mountain Vantage

646-770-5674

whb@abmac.com

Investor Contact:

Rahsaan Wareham

Harkins Kovler, LLC for New Mountain Vantage

212-468-5399

rwareham@harkinskovler.com